UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 14, 2016
AmerisourceBergen Corporation
(Exact name of Registrant as specified in its charter)

Delaware	1-16671	23-3079390
(State or other jurisdiction	Commission File Number	(I.R.S. Employer
of incorporation)		Identification No.)

1300 Morris Drive
Chesterbrook, PA	19087
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (610) 727-7000
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (   see   General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

On September 14, 2016, Steven H. Collis, Chairman, President and Chief Executive Officer of AmerisourceBergen Corporation (the “Company”), adopted a pre-arranged Rule 10b5-1 stock trading plan. Under the 10b5-1 plan, Mr. Collis may sell up to an aggregate of 180,000 shares of the Company’s common stock to be acquired through the exercise of stock options which are scheduled to expire on February 16, 2018. Shares may be sold under the 10b5-1 plan on the open market at prevailing market prices and subject to minimum price thresholds specified in the plan. Mr. Collis’ plan is scheduled to terminate on September 4, 2017, unless terminated sooner in accordance with the plan’s terms.

Mr. Collis’ 10b5-1 plan was adopted in a scheduled open window period under the Company’s insider trading policy. The plan was designed to comply with the guidelines specified in Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended, which permit persons to enter into a pre-arranged plan for buying or selling Company stock at a time when such person is not in possession of material, nonpublic information about the Company.

Mr. Collis continues to be subject to the Company’s executive stock ownership guidelines, under which he is required to hold Company stock valued at least six times his base salary. Mr. Collis does not expect the plan to materially change his ownership position.

The transactions under Mr. Collis’ 10b5-1 plan will be disclosed publicly through Form 4 filings with the Securities and Exchange Commission. Except as may be required by law, the Company does not undertake to report on specific pre-arranged Rule 10b5-1 stock trading plans of Company officers, nor to report modifications or terminations of the aforementioned plan or the plans of any other individual.

 SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISOURCEBERGEN CORPORATION

Date: September 19, 2016	By:	/s/ John G. Chou
	Name:	John G. Chou
	Title:	Executive Vice President and General Counsel